Report of Independent Auditors

To the Shareholders and Board of Trustees of Advisory Hedged Opportunity Fund

We have audited the accompanying statement of assets and liabilities of Advisory Hedged Opportunity Fund (the "Fund"), including the schedule of investments, as of March 31, 2004, and the related statements of operations, changes in net assets and cash flows for the period from
 October 1, 2003 (commencement of operations) to March 31, 2004.
These financial statements are the responsibility of the Fund's management.
 Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of March 31, 2004, by correspondence with the custodian and the general partners/investment managers of the investment vehicles. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advisory Hedged Opportunity Fund at March 31, 2004, and the results of its operations, the changes in its net assets and its cash flows for the period from October 1, 2003 (commencement of operations) to March 31, 2004, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

May 11, 2004
New York,  New York





Advisory Hedged Opportunity Fund 5.24.doc